EXHIBIT 5.1

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363-1031

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

July 18, 2023

Ra Medical Systems, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed issue and sale by Ra Medical Systems, Inc., a Delaware corporation (the “Company”), of up to 1,500,000 shares of the Company’s common stock (the “Shares”) pursuant to the Ra Medical Systems, Inc. 2023 Equity Incentive Plan (the “Plan”) upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the Plan, and the prospectus related thereto, as applicable. The Shares include 500,000 shares initially authorized for issuance under the Plan (the “Initial Shares”) and up to 1,000,000 shares (the “Contingent Shares”) that may be issued in the future pursuant to automatic quarterly increases under the Plan during the three-year period from July 11, 2023 to July 11, 2026 (the “Authorized Period”). We have acted as counsel for the Company in connection with the issuance and sale of the Shares by the Company.

In rendering the opinion contained herein, we have relied in part upon examination of the Company’s corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Initial Shares have been duly and validly authorized, and the Shares will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by the Company of payment therefor (assuming that such payment at all times exceeds the par value thereof). In addition, based on the foregoing, we are of the opinion that the Contingent Shares have been duly and validly authorized, and the Contingent Shares will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan, pursuant to the automatic quarterly increase provisions thereof at any during the Authorized Period, and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by the Company of payment therefor (assuming that such payment at all times exceeds the par value thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,

/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP